EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                              FOURTH QUARTER 1997


(1) In the fourth quarter of 1997 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $820,000 in loans to TransCapacity in the fourth quarter of 1997. On a cumulative basis EUA has invested $14,100,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following: Marketing, Management and Taxation.

(4)  TransCapacity L.P. Financial Statements for the fourth quarter 1997.

                     TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED BALANCE SHEET
                               December 31, 1997
                                 (Unaudited)
                           (In Thousands of Dollars)

                                  ASSETS
Fixed Assets:
    Property and equipment, net                        $373
    Organization Costs, net                               3
    Other Assets                                        339
           Total fixed Assets                           715
Current Assets:
    Cash and temporary Cash Investments                 109
    Accounts Receivable                                  93
    Prepayments and Other Assets                         51
    Total Current Assets                                253
TOTAL ASSETS                                           $968

                               LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($11,835)
    Partnership Equity - NCRSCo                        (367)
    Partnership Equity - TransCapacity SC              (539)
           Total Common Equity                      (12,741)
Long Term Liabilities:
    Notes Payable to EUA Energy                      11,250
           Total Long Term Liabilities               11,250
           Total Capitalization                      (1,491)
Current Liabilities:
    Accounts Payable                                     12
    Current portion of capital lease liability            2
    Notes Payable                                        55
    Accrued Expenses                                  2,390
           Total Current Liabilities                  2,459
TOTAL LIABILITIES AND EQUITY                           $968


                       TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED INCOME STATEMENT
                       For the Period Ended December 31, 1997
                                  (Unaudited)
                           (In Thousands of Dollars)

                                      QUARTER ENDED     YTD

Operating Income                             $113      $511

Operating Expenses:
    Data Acquisition/Comm  Expenses            65       212
    Research and Development Expenses         134       504
    General and Administrative Expenses       675     2,579
    Depreciation & Amortization               105       438
           Total Operating Expenses           979     3,733
Operating Income                             (866)   (3,222)
Other Income and Deductions                    (2)      (59)
    Income Before Interest Charges           (868)   (3,281)
Interest Charges                              279     1,017
    Income After Interest Charges           (1,147)  (4,298)
Pre-tax Net Income                         ($1,147) ($4,298)


                     TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                     For the Twelve Months Ended December 31, 1997
                                    (Unaudited)
                              (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                              ($4,298)
    Depreciation & Amortization                         438
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                    (265)
        Accounts & Notes Payable                         (5)
        Accrued Expenses                              1,013
        Other (Net)                                     233
           Net Operating Activities                  (2,884)
Financing Activities:
    Long Term Debt                                    3,190
    Other (Net)                                          (4)
           Net Financing Activities                   3,186
Investing Activities:
    Payments for Affiliate Expenses                     (59)
    Capital Expenditures                               (238)
           Net Investing Activities                    (297)
Cash Provided (Used)                                     $5


                     EUA ENERGY INVESTMENT CORPORATION
                        INVESTMENT IN TRANSCAPACITY L.P.
                               FOURTH QUARTER 1997

(5) Number of transactions processed by TransCapacity L.P. during the fourth quarter of 1997.
     Answer - 253

     Number of transactions processed by TransCapacity L.P. during the fourth quarter of 1997 for customers located in New England.
     Answer - 53


(6) Number of TransCapacity L.P. customers as of the end of the fourth quarter of 1997.
     Answer -  12

     Number of TransCapacity L.P. customers as of the end of the fourth quarter of 1997 located in New England.
     Answer - ONE